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                                                                 EXHIBIT 10.02c


                             AMENDMENT NO. 3 TO THE
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                MONRO MUFFLER BRAKE, INC. NON-EMPLOYEE DIRECTORS'
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                                STOCK OPTION PLAN
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                  AMENDMENT NO. 3 to the Monro Muffler Brake, Inc. Non-Employee
Directors' Stock Option Plan, dated as of this 2nd day of August, 1999.

                  WHEREAS, Monro Muffler Brake, Inc. (the "Company") has a Non-Employee Directors' Stock Option Plan (the "Plan") in place to secure for the Company, the benefits of the incentive inherent in increased common stock ownership by members of the Company's Board of Directors (the "Board") who are not also employees of the Company or any of its subsidiaries; and

                  WHEREAS, the Company desires to amend the Plan to reflect certain changes in the rules promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and clarify the ability of the Committee and the Board to amend the Plan.

                  NOW, therefore, the Company amends the Plan as follows:

1. Section 6 of the Plan is hereby amended by deleting the following sentences: "It is intended that the Plan will constitute a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act. The provisions of the Plan and of any Option agreement made pursuant to the Plan will be interpreted and applied accordingly."; and adding "Subject to Section 7 hereof," to the beginning of the second paragraph of
         Section 6 of the Plan."

2. Section 7 of the Plan is hereby amended and restated in its entirety as follows:

                  "7. TERMINATION AND AMENDMENT. At any time the Committee may suspend or terminate this Plan and make such additions or amendments as it deems advisable; PROVIDED, that such additions or amendments are made in compliance with Rule 16b-3 of the Exchange Act (as such rule may be amended from time to time); and PROVIDED, FURTHER, that any amendment that would
                  (i) materially increase the aggregate number of shares which may be issued the Plan, (ii) materially increase the benefits accruing to Non-Employee Directors under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company's shareholders, except that any such increase or modification that may result from adjustments authorized by
                  Article 5(e) hereof shall not require such shareholder approval. No Options shall be granted hereunder after August 1, 2004. Notwithstanding any termination (other than pursuant to paragraph 5(a) above), the terms of the Plan shall continue to apply to Options granted prior to any such termination."

3.       GOVERNING LAW

                  The Plan and this Amendment shall be governed in all respects by the laws of the State of New York.